UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Hercules Capital, Inc.

(Name of Registrant as Specified In Its Charter)

The TCW Group, Inc.

David Lippman

Jess M. Ravich

Douglas O. Morris

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXHIBIT INDEX

Exhibit 99.1	Press release issued by The TCW Group, Inc. on May 10, 2017.

Exhibit 99.1

TCW Files Preliminary Proxy in Connection with Proposal to Serve as External Asset Manager for Hercules Capital

Los Angeles, CA – May 10, 2017 – The TCW Group, Inc. (“TCW”), a global asset management firm managing over $190 billion in client assets, announced today that it has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”), which includes TCW’s proposal to become the external asset manager for Hercules Capital (NYSE: HTGC) (“Hercules”).

TCW previously sent the terms of its proposal to Hercules’ Independent Directors on May 6, 2017, three days after Hercules filed with the SEC preliminary proxy materials regarding its proposal to externalize Hercules’ investment management function by transferring it to Hamilton Advisers LLC (“Hamilton”), a newly formed entity owned by Hercules’ co-founder, chairman, president and CEO, Manuel A. Henriquez. On May 9, 2017, Hercules’ counsel transmitted a letter on behalf of the independent members of the Board stating that the independent board members “take [the TCW] proposal seriously and will evaluate it and respond to [TCW] in a timely manner.”

“We made a good faith request to the Hercules independent board members to delay the Special Meeting scheduled in June so they could engage with us in substantive discussions and thoroughly evaluate our proposal, which we believe is a superior proposal that is in the best interests of Hercules’ stockholders,” said Jess Ravich, Group Managing Director and Head of Alternative Products at TCW. “We still welcome the opportunity to engage with the Hercules Board, but their failure to provide any time frame for a meaningful response left us with no choice but to file preliminary proxy materials, as we otherwise would not have sufficient time to make our case to the Hercules stockholders ahead of the Special Meeting. Ultimately, we believe TCW will create more value for Hercules’ stockholders over both the short- and long-term, and we look forward to presenting the merits and greater value of our proposal in more detail over the coming weeks.”

Whereas the current proposal by Hercules’ management is inherently uncertain and contemplates extensive ramp-up costs, TCW’s proposal would immediately provide superior economics and competitive advantages in the form of economies of scale, employee compensation and asset diversification, in order to create more value for stockholders.

Specifically, TCW’s proposal offers:

●

Significantly more favorable economic terms that are aligned with the interests of Hercules’ stockholders – Based on current levels of assets under management at Hercules, the TCW proposal represents savings of more than $10 million[1] per year on the base management fee to Hercules as compared to the management proposal. Based on current yields and multiples, this equates to a value transfer to Hercules stockholders of approximately $105.8 million[1]. In addition, TCW’s proposal provides for: (a) a cap on expenses; (b) an immediate upfront payment to Hercules of $10 million for certain intellectual property; (c) a commitment by TCW and its affiliates to purchase $15 million of Hercules stock; (d) a commitment by TCW to purchase stock each year equal to at least 50% of any incentive fee payment; (e) a provision that would offset any incentive fee due to be paid by any realized or unrealized capital losses; (f) a floating rate hurdle that has a floor of 7% but will rise as Libor rises; and (g) a $25 million retention pool to incentivize key employees to continue their employment. All told, the TCW proposal would create approximately $125.9 million in aggregate value transfer to stockholders as a result of its lower base management fee, operating expenses cap and purchase of Hercules’ intellectual property, databases and related assets.

●	Continuity of existing management of Hercules’ investment function – TCW has substantially greater resources and the proven ability to recruit and retain experienced and talented personnel. In addition, TCW will establish a $25 million retention pool to adequately incentivize substantially all of Hercules’ investment professionals to join and remain on TCW’s platform, where they would benefit greatly from the varied backgrounds of TCW’s more than 600 employees (including 166 investment professionals) that facilitate deal flow sourcing, structuring and monitoring.

●	Competitive advantages gained through access to TCW’s superior platform – Hercules would immediately gain enhanced scale and access to additional investment opportunities by joining TCW’s established platform and network, as a result of the Firm’s more extensive and diversified business and relationships. By contrast, under Hercules’ proposal, there is no certainty that Hamilton would achieve the economies of scale or asset diversification it hopes for, much less the economies of scale or diversification currently offered by TCW.

The full text of the letter delivered to Hercules’ Independent Directors by TCW on May 6, 2017 is included below:

May 6, 2017

Independent Members of the Board of Directors

Hercules Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

Attention: Allyn C. Woodward, Jr., Lead Independent Director

Re:	TCW Investment Advisory Proposal

1 TCW’s letter of May 6, 2017 was based on the assumption that the Management Proposal excludes cash and cash equivalents from gross assets for purposes of calculating the base management fee. Upon further review of the Preliminary Proxy Statement, the Management Proposal contains no such express exclusion. If cash and cash equivalents were excluded from gross assets, these numbers would be $7 million and $72.9 million, respectively.

We are writing to you in respect of the proposal (the “Management Proposal”) by Hercules Capital, Inc. (the “Company”) described in the Company’s preliminary proxy materials (the “Preliminary Proxy”) filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2017 to externalize the Company’s investment management function by transferring to Hamilton Advisers LLC (the “Management Adviser”), a newly formed entity owned by Manuel Henriquez, the trademark in the Company’s name and related trademarks and trade secrets (including its tools and financial models), the Company’s executive management and other employees and simultaneously entering into an investment advisory agreement with the Management Adviser and an administration agreement with a subsidiary of the Management Adviser.

We fully agree with the notion that the Company should adopt an external management structure and endorse the reasons identified by the Company in the Preliminary Proxy for doing so. With the right sponsor, an externally managed business development company (“BDC”) benefits from a number of advantages over internally managed BDCs, including economies of scale, access to additional investment opportunities as a result of management’s more diversified business and relationships and a competitive advantage in employee compensation and retention. However, for the reasons set forth below, we do not believe that the newly formed management entity achieves these objectives.

As a result, we would like to formally make an alternative proposal for your consideration which we believe would be in the best interest of your stockholders and far superior to the Management Proposal as set forth in the Preliminary Proxy. We are asking for the opportunity to meet with the Company’s Board of Directors (the “Board”) to discuss our proposal to have the Company engage TCW Asset Management Company (“TCW Adviser”) as the Company’s external investment adviser. As part of our proposal, we would not only make offers of employment to substantially all of your current investment professionals but would also offer a substantial retention pool to ensure continuity of service.

We believe that our proposal (1) offers significantly more favorable economic terms to the Company than those offered by the Management Adviser, (2) allows the Company and its stockholders to benefit from the continuity of existing management of the Company’s investment function (assuming our offers of employment are accepted) and (3) provides access to TCW Adviser’s superior platform. Importantly, our proposal would eliminate the inherent uncertainty of, and the extensive ramp-up costs contemplated by, the Management Proposal.

Given that our proposal is competitive with the Management Proposal, Mr. Henriquez is the controlling member of the newly formed management company that stands to benefit from any externalization consummated on the terms set forth in the Preliminary Proxy and he has a conflict of interest, we assume and expect that you will not share with Mr. Henriquez the terms of our proposal. For the same reasons, we would also expect Mr. Henriquez to be excluded from all discussions with us, as well as your meeting to evaluate our proposal.

By way of background, through TCW Adviser and its affiliated companies, TCW manages or has committed to manage approximately $194.3 billion of assets as of March 31, 2017. Such assets are managed in various formats, including managed accounts, funds, structured products and other investment vehicles, including TCW Direct Lending LLC, a public BDC. TCW Adviser is a Delaware limited liability company registered with the SEC under the Investment Advisers Act of 1940, and has been since 1971.

We believe that our proposal offers clear advantages over the Management Proposal and would be preferred by your shareholders for the following reasons, among others:

Continuity of Management; Access to TCW Platform: As noted above, under our proposal, the Company’s investment activities would be expected to continue to be led by its key investment professionals who have been responsible for its success to date. To that end, TCW will establish a $25 million retention pool to adequately incentivize those professionals to join TCW’s platform and see no reason why substantially all of the professionals would not be amenable to operating under the TCW platform. The key difference between our proposal and the Management Proposal in this regard is that your investment professionals would now be part of and have access to TCW’s superior platform and extensive network of strategic relationships, all of which are stated long-term objectives of the Management Proposal but none of which currently exist. The competitive advantages of being part of the TCW platform include, among others:

●	Access to Extensive TCW Network and Systems: At March 31, 2017, TCW had more than 600 employees, including 166 investment professionals, all of whom are at the reach of the direct lending team of TCW Adviser to assist with deal structuring and origination, diligence and monitoring and who would serve as a vast source of potential investment opportunities for the Company. In addition, all of TCW’s investment advisory services are backed by robust back-office support, including extensive teams of dedicated and experienced client service, investment operations, investment technology, legal, compliance, and risk management professionals, proprietary investment management systems, and large-scale distribution platforms.

●	Deal Flow and Sourcing, Structuring and Monitoring: While the Company’s key investment professionals will continue to lead its investment activities, they will benefit greatly from the varied backgrounds of their TCW colleagues that facilitate sourcing of transactions, including experience in sell-side analysis, buy-side analysis, corporate finance advisory, mergers and acquisitions, corporate restructuring, turnarounds and workouts, and sales, as well as their management of a number of investment vehicles with investment objectives similar to those of the Company, including TCW Direct Lending LLC.

Superior Economic Proposal Aligned with Stockholder Interests: Our proposal is also characterized by superior economic terms that are more aligned with the Company’s stockholders than is the Management Proposal. Specifically:

●	Base Management Fee: We propose a per annum base management fee of 1.5%, payable quarterly in arrears, based on average monthly assets (excluding cash and cash equivalents but including assets purchased with borrowed funds).

➢

Contrast that with the Management Proposal for a management fee of up to 2% per annum. Although the Management Proposal provides for the marginal base management fee to step down progressively to 1.25% as average gross assets increase to $2.35 billion, the effective base management fee would remain substantially higher. Even if the Company’s average gross assets under management double from their March 31, 2017 level to approximately $2.8 billion, the effective base management rate would be over 1.75%, more than 25 basis points above our proposal’s flat rate. In fact, the Company’s average gross assets under management would have to exceed $5.75 billion in order for the effective rate of the base management fee envisioned by the Management Proposal just to equal our proposal’s flat 1.5% rate.

➢	At the current level of gross assets under management reported by the Company as of March 31, 2017, the Management Proposal’s base management fee would result in approximately $7 million in higher annual fees. Given the Company’s current dividend yield of 9.6%, which implies a multiple of 10.41, the Company’s savings from the difference between our proposed fees and those of the Management Proposal equate to a value transfer to the Company’s stockholders of approximately $72.9 million.

●	Incentive Fees: We propose an incentive fee with two components – (1) a component based on pre-incentive fee net investment income (“PFNII”) and (2) a component based on capital gains. But unlike the traditional BDC model followed by the Management Proposal, we link the two components (as well as the base management fee) in the following manner. In any relevant period in which the Company incurs realized or unrealized capital losses, the amount of PFNII (and, if the losses exceeded PFNII, then average assets for purposes of the base management fee) would be reduced dollar-for-dollar by such losses (but not below zero) for that period and the amount of that reduction would be deferred until future periods in which the Company experienced realized or unrealized capital gains at which point TCW would receive the PFNII fee (and base management fee, as applicable) on the deferred amount to the extent of such gains.

➢	The proposed component of the fee related to PFNII would consist of a fee equal to 17.5% of the amount by which PFNII exceeds a hurdle rate of LIBOR plus 5.00% (with a LIBOR floor of 2.00%) with a full catch up. LIBOR would be set as three-month LIBOR at the beginning of the period in question.

➢	The proposed component related to capital gains would have a flat fee of 17.5% and, as noted above, capital losses will be an offset against PFNII (and, to the extent greater than PFNII, average assets for purposes of the base management fee) with the reduced amount deferred to future periods in which there were capital gains.

➢	Contrast this proposal with the Management Proposal, in which the two incentive fees (and the base management fee) are not linked. Without linking the fees as we have, the Management Proposal would allow the Management Adviser to be paid higher fees even in a quarter in which there are capital losses. Our linked fee proposal aligns any payment to the manager with the actual returns to stockholders as compared to the misalignment inherent in the Management Proposal.

➢	By providing for a floating hurdle with a minimum of 7.00% (LIBOR plus 5.00% with a LIBOR floor of 2.00%), as LIBOR rises, so will the hurdle. This protects the stockholders from paying an incentive fee solely due to a rising interest rate environment. Under the Management Proposal, as interest rates rise, the Management Adviser benefits from higher and higher income incentive fees based on fixed thresholds. Further, given that the vast majority of the assets of the Company are in floating rate instruments, a floating rate hurdle aligns the incentive with the underlying assets.

➢	Finally, contrast the Management Proposal’s escalating fee of up to 30% per annum with our proposal’s flat 17.5% fee.

●	Expenses Cap: We would agree to cap operating expenses of the Company (subject to customary exceptions) at 1.0% of the Company’s net assets attributable to common stock for the first five years of our advisory agreement with the Company (with TCW absorbing any expenses in excess of such cap).

➢	Contrast this proposal with the Management Proposal, in which the Company’s obligation to reimburse the Management Adviser’s expenses is uncapped.

➢	Moreover, according to the Preliminary Proxy, the Management Proposal pro forma operating expenses for 2016 are 1.36% of 2016 net assets attributable to common stock. Based on that pro forma number, our cap would have saved the Company approximately $2.6 million in 2016 and, over the five year period discounted using the same 9.6% dividend yield above, would result in a total of approximately $10.1 million in value transfer to the Company’s stockholders.

●	Reinvestment of Incentive Fees in Company Stock and Commitment to Purchase Company Stock: We would agree to reinvest at least 50% of the incentive fee earned in shares of the Company’s common stock. If the Company’s common stock is trading above NAV, we propose to purchase newly issued shares from the Company at the time such incentive fee is paid. If the Company’s common stock is trading below NAV, we propose to purchase shares in the open market to fulfill this obligation. Further, in order to even further align TCW’s incentives with those of the Company’s stockholders, the TCW Adviser will commit on day one to purchase $15 million worth of Company stock in the open market, of which $5 million would be personally invested by me.

➢	TCW Advantage – Our proposal clearly aligns TCW’s and its key management professional’s interests with those of the stockholders by causing us to be co-owners, together with the stockholders, of the fruits of our labors on behalf of the Company.

●	Purchase of IP and Other Assets: We also propose to buy all of the Company’s intellectual property, data bases and certain other assets for $10 million.

➢	TCW Advantage – These assets were created on behalf of the Company, and the stockholders deserve to receive remuneration for such assets. Contrast that with the Management Proposal to grant management a royalty free exclusive license to the name Hercules Capital, “related trademarks and certain trade secrets in connection with the [Management] Adviser’s business[, including] tools and financial models to analyze potential transactions (such as the Company’s proprietary SQL database).”

Our Proposal Achieves the Company’s Stated Goals Immediately—No Need for Costly and Uncertain Ramp-up: Each of the rationales provided by the Company to its stockholders in its Preliminary Proxy in support of the Management Proposal argues in favor of our proposal.

●	Economies of Scale: The Company asserts that the Management Proposal would permit the Management Adviser to develop additional investment products and spread its operating costs over a larger and more diversified base “if and when” the Management Adviser advises other funds.

➢	As noted above, the TCW Adviser already advises an extensive array of funds and investment vehicles and accounts and would offer this advantage from day one. As the Company admits in the Preliminary Proxy, the pro forma expenses implied by the Management Proposal are actually higher than the Company’s historical expenses because 100% of its reimbursable costs are allocated solely to the Company. Plus, there can be no certainty that the Management Adviser would ever achieve the economies of scale it hopes for much less the vast economies of scale offered today by TCW.

●	Employee Compensation: The Company notes that the Management Proposal would give the Management Adviser a competitive advantage in attracting and retaining talent, permitting the Management Adviser to retain employees who might be tempted to leave and compete for talent with other advisers.

➢	Again, this is an advantage that the TCW Adviser possesses from day one. TCW has substantially greater resources and the proven ability to recruit and retain experienced and talented personnel. As noted above, we would expect to offer the Company’s key investment professionals the opportunity to join this platform, and will establish a $25 million retention pool to adequately incentivize them to do so.

●	Asset Diversification: The Company also argues that, if and when the Management Adviser advises other funds as contemplated by the Management Proposal, the Management Adviser could expand the diversity of the assets that it manages, which would cause the Management Adviser to be a more desirable destination for prospective portfolio companies and their sponsors, which could introduce new investment opportunities.

➢	Once more, there’s no need for the Company to wait for the Management Advisor to achieve this diversification – under the TCW Proposal, the Company and its stockholders would benefit immediately from TCW’s diversified and broad base of investments under management.

In essence, the advantages contemplated by the Management Proposal are at best hopes or expectations—advantages on the come. In contrast, if the Company were to accept our proposal, TCW’s scale, experience and diversification would immediately inure to the benefit of the Company and its stockholders.

Given the clearly superior TCW platform and economic terms of the TCW Proposal, we trust that the Board will give it careful consideration and will be as excited as are we to discuss the proposal further. Of course, our proposal is subject to the negotiation and execution of mutually acceptable advisory and related agreements, and does not constitute a commitment or other binding obligation. I, together with the senior members of our direct lending team, are prepared to meet with the independent directors at their convenience. Given the importance of these issues to your stockholders and the extremely short amount of time before the special meeting you have scheduled for June 29, 2017, we would ask for your response to our request to meet by 5:00 p.m. PDT on May 9, 2017. We are all aware of the very negative response the Company’s proposal has received from the markets, investors and the press. Clearly, it is in the Company’s interest to meet with us to discuss our superior proposal, and we are prepared to engage with you immediately and on a confidential basis. If you are prepared to meet with us, we would request that you agree to delay mailing your proxy statement for, and postpone the date of, the special meeting for a period of time sufficient to allow us to engage in full negotiations with you so that you can determine the best path forward for your stockholders. Our hope is to immediately commence private discussions with you. We look forward to your response.

Very truly yours,

Jess M. Ravich

# # #

About The TCW Group

TCW is a leading global asset management firm with a broad range of products across fixed income, equities, emerging markets and alternative investments. With more than four decades of investment experience, TCW today manages over $190 billion in client assets. Through the MetWest Funds, TCW Funds and TCW Alternative Funds families, TCW manages one of the largest mutual fund complexes in the U.S. TCW’s clients include many of the world’s largest corporate and public pension plans, financial institutions, endowments and foundations, as well as financial advisors and high net worth individuals. For more information, please visit www.tcw.com.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of this communication and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of The TCW Group, Inc. (“TCW”). Although TCW believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this communication, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. TCW will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication relates to the proposals (the “Proposals”) to be considered at the special meeting of stockholders of Hercules Capital, Inc. (“Hercules”) to be held on June 29, 2017. In connection with the Proposals, The TCW Group, Inc. (“TCW”) intends to file relevant materials with the Securities and Exchange Commission (the “SEC”). TCW has filed with the SEC a preliminary proxy statement on

Schedule 14A and will file and provide to Hercules stockholders a definitive proxy statement (the “Proxy Statement”) that will contain important information regarding the Proposals. This communication is not a substitute for the Proxy Statement or any other document that TCW may file with the SEC or send to Hercules’ stockholders in connection with the Proposals. STOCKHOLDERS OF HERCULES ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and TCW’s website, https://www.tcw.com/, and Hercules stockholders will receive information at an appropriate time on how to obtain documents related to the Proposals for free from TCW. In addition, the documents (when available) may be obtained free of charge by directing a request to Director, Corporate Marketing & Communications, The TCW Group, Inc., 865 South Figueroa Street, Los Angeles, California 90017.

Participants in the Solicitation

TCW and certain of its officers may be deemed to be participants in the solicitation of proxies from the holders of Hercules common stock in respect of the Proposals. Information about the directors and executive officers of TCW, and their direct or indirect interests in Hercules, by security holdings or otherwise, will be set forth in the Proxy Statement. The Proxy Statement and other relevant materials will be available free of charge from the sources indicated above.

Media Contacts:

The TCW Group, Inc.

Doug Morris

Head of Corporate Marketing and Communications

(213) 244-0509

Douglas.Morris@tcw.com

Or

Sard Verbinnen & Co

Steven Goldberg or Matt Reid

(310) 201-2040

sgoldberg@sardverb.com

mreid@sardverb.com